Exhibit 99.2

From: Erik Prusch

To: Clearwire Employees

Subject: Transaction Update

Distribution: 1/8/13 immediately following the Doberman press release

Team -

I hope you enjoyed a restful holiday and happy New Year. I’m sure you’ve all now had time to ponder the pending transaction with Sprint, and I’d like to address a few key questions.

Regarding the pending Sprint transaction, there has been some media speculation regarding layoffs and I want to let you know that there are no planned reductions to our workforce at this time that are due to the pending transaction. We have a smart, skilled team that is needed to operate our business and continue the important work of building our LTE network. If the Sprint transaction with Clearwire is approved by shareholders and regulators, we expect it would be finalized in the second or third quarter of 2013. Until then, Clearwire remains a separate company and it is business as usual for all of us.

Many of you have Restricted Stock Units (RSUs) as part of your compensation package and have asked about the impact on them if we merge with Sprint. We are pleased to be able to offer an accelerated vesting schedule – this is not always standard in merger agreements and we worked hard to make sure this was included. If the sale to Sprint closes, each unvested RSU held by Clearwire employees granted prior to December 17, 2012, would be settled for $2.97 in cash. Within 10 days of the closing of the Sprint acquisition 50% of these RSUs would be paid out to employees and the remaining 50% would be held in a Restricted Cash Account. The remaining 50% would pay out on the earlier of (1) the original vesting schedule of the RSUs or (2) the one year anniversary of the closing. If an employee is terminated prior to the one year anniversary, they would receive any remaining amounts from the Restricted Cash Account upon termination, provided they were not involuntarily terminated for cause or they did not terminate voluntarily without good reason. RSU payments would be taxed as compensation under federal and state laws.

Even though the pending Sprint transaction is in place, our Compensation Committee has the ability to continue granting new RSUs as part of the merit process in 2013. These new RSUs will be treated differently than the RSUs granted prior to December 17, 2012. If the sale to Sprint closes, each 2013 RSU would be settled for $2.97 in cash, which would be held in a Restricted Cash Account payable over the original vesting period determined by the Clearwire Compensation Committee when granted. As an added benefit, employees terminated without cause would be entitled to be paid out pro-rated for the time the employee worked during the vesting period.

Lastly, you can expect to receive 2013 retention information from your managers as part of our current performance review process. If you have any questions about the review process or the items discussed above, please reach out to your manager or send an email to Human Resources Communications.

I’d also like to let you know that we have received an unsolicited, non-binding proposal from DISH Network Corporation. You can read more about this in the press release we issued today: http://www.clearwire.com/newsroom.

Please know that while it is our goal to communicate as much as possible with you about both the DISH proposal and pending transaction with Sprint, we must also adhere to strict legal and regulatory requirements around communications. We will outline our specific 2013 goals and objectives with you in the coming weeks. In the meantime, let’s remain focused on furthering our LTE build and continuing to provide the high level of service our Wholesale and Retail customers have come to expect.

Erik

Cautionary Statement Regarding Forward-Looking Statements

This email contains forward-looking statements relating to the proposed merger and related transactions (the “transaction”) between Sprint and Clearwire. All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the expected benefits and efficiencies of the transaction; the competitive ability and position of Sprint and Clearwire; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, any conditions imposed in connection with the transaction, approval of the transaction by Clearwire stockholders, the satisfaction of various other conditions to the closing of the transaction contemplated by the merger agreement, and other factors discussed in Clearwire’s and Sprint’s Annual Reports on Form 10-K for their respective fiscal years ended December 31, 2011, their other respective filings with the U.S. Securities and Exchange Commission (the “SEC”) and the proxy statement and other materials that will be filed with the SEC by Clearwire in connection with the transaction. There can be no assurance that the transaction will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the transaction will be realized.

Additional Information and Where to Find It

In connection with the transaction, Clearwire will file a proxy statement and other materials with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CLEARWIRE AND THE TRANSACTION. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Clearwire with the SEC may be obtained free of charge by contacting Clearwire at Clearwire, Attn: Investor Relations, (425) 505-6178. Clearwire’s filings with the SEC are also available on its website at www.corporate.clearwire.com.

Participants in the Solicitation

Clearwire and its officers and directors and Sprint and its officers and directors may be deemed to be participants in the solicitation of proxies from Clearwire stockholders with respect to the transaction. Information about Clearwire officers and directors and their ownership of Clearwire common shares is set forth in the proxy statement for Clearwire’s 2012 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2012. Information about Sprint officers and directors is set forth in Sprint’s Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 27, 2012. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the transaction by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed by Clearwire with the SEC.